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                                      EXHIBIT 21

        The following is a wholly owned subsidiary of the Registrant:



Subsidiary                                  State in which organized
----------                                  ------------------------

Hawkins Water Treatment Group, Inc.                 Minnesota



The financial statements of the predecessors of Hawkins Water Treatment Group, Inc., Feed-Rite Controls, Inc., Mon-Dak Chemical, Inc., and Dakota Chemical, Inc. (which predecessors were merged into a single entity now known as Hawkins Water Treatment Group, Inc. following the end of fiscal 1997), are consolidated with those of the Registrant.